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                                                                    Exhibit 10.9

                                   AGREEMENT
                                   ---------

     THIS AGREEMENT ("Agreement") is made and entered into this 17th day of August 1999 by and among ___________________ ("Employee"), VENCOR, INC., a Delaware corporation ("Vencor"), and VENCOR OPERATING, INC., a Delaware corporation ("Vencor Operating," and together with Vencor and Employee, "Parties").

     RECITALS:
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     A.  Whereas, certain management employees of Vencor Operating purchased 6%
Series A Non-Voting Convertible Preferred Stock of Vencor (the "Preferred Stock"), in connection with which the employees obligated themselves to Vencor Operating under promissory notes dated on or around September 28, 1998 (the "Promissory Notes") secured by such Preferred Stock.

     B. Whereas, Employee and Vencor entered into an agreement effective as of April 23, 1999 (the "April Agreement") granting Employee a put option with respect to the Preferred Stock purchased by Employee.

     C. Whereas, the April Agreement does not clearly and accurately reflect the intent of Employee and Vencor and therefore Employee and Vencor wish to rescind such April Agreement.

     NOW, THEREFORE, the Parties hereby agree as follows:

     AGREEMENT:
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          1.  Rescission.  Vencor and Employee hereby agree to mutually
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rescind the April Agreement and treat the April Agreement as null and void ab initio.

          2.  Put Right.  Vencor agrees that Employee has the right to put the
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Preferred Stock owned by Employee back to Vencor at any time from January 1,
2000 to December 31, 2000, for a sales price equal to the outstanding principal on the Promissory Note and unpaid interest (including accrued and past-due interest) thereon (the "Put Right").

          3.  Right of Offset.  Employee agrees that Vencor may satisfy its
              ---------------
obligation to Employee under the Put Right by delivering the Promissory Note to Employee in cancellation thereof, which shall be treated as a cash payment in an amount equal to the outstanding principal on the Promissory Note and unpaid interest (including accrued and past-due interest) thereon.

          4.  Guarantee.  Vencor Operating agrees to guarantee Vencor's
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performance of its obligations under Section 2 hereof.
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          5.  Forbearance.  Subject to Section 3 hereof, Vencor Operating
              ------------
agrees that it will forbear from taking any actions prior to January 1, 2001 to collect from Employee any interest due and unpaid on the Promissory Note.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


VENCOR OPERATING, INC.                                          VENCOR, INC.


By:________________________________            By:_____________________________
   Richard A. Schweinhart                         Richard A. Schweinhart
   Chief Financial Officer and                    Chief Financial Officer and
   Senior Vice President                          Senior Vice President



                                               ________________________________
                                               Employee